April 17, 2002

Dear Friends of LifePoint:

It gives me great pleasure to report that on February 26, 2002, LifePoint launched its product - the LifePoint® IMPACTTM Test System. This major milestone, together with our first recorded revenues during the quarter ending December 31, 2001, initiated the transition of LifePoint, Inc. from a pre-revenue, development stage company toward a profitable, commercial corporation. Because LifePoint's year-end is March 31, 2002 and we will not have our usual year-end conference call until the middle of June, we felt it important to communicate the significant progress made since our last letter in January 2002:

  Launched our product on February 26, 2002. Initial target markets are law enforcement in the United States, Western Europe and Australia.
  Launched a new web site that has an enhanced focus on customers as well as investors, including a product demo: www.LifePointInc.com
  Received validation by an independent consultant that the LifePoint IMPACT Test System functions as expected to be outlined in a 510(k) application to be submitted by LifePoint to the Food and Drug Administration.
  LifePoint has received over $250,000 in sales orders in the one-month post product launch.
  Established a relationship with Quest Diagnostics, a leader in employee testing in the United States, to perform confirmation testing on saliva samples.
  Completed a $10.2 million financing with 90% held by two well-known quality mutual fund investors, SAFECO Asset Management and the AIM Family of Funds.
  Appointed two international distributors; MedVet Science Pty., Ltd, in Australia, and Medical Europe Diagnostic of Madrid, Spain.

Product Development

Our research and development department continues to make significant progress on the development of additional chemistries for the IMPACT Test System including benzodiazepines, barbiturates, tri-cyclic anti-depressants, and ecstasy. The development of a test for benzodiazepines is now complete and we are ready to initiate field evaluations by adding this to our current field data generation. We expect to have a total of six different Saliva Test Modules (STM) for sale into the various United States and international markets.

Additionally, we have initiated development of the mobile instrument for use in the field in police cars, ambulances, and mobile drug testing units.

Regulatory / Quality Assurance

The documentation and quality assurance processes that help ensure the IMPACT Test System meets US and European medical and legal requirements have been completed. We are near completion of the final outside reviews for product validation for UL (USA), CSA (Canada) and CE Mark (European) testing of the IMPACT Test System, which includes EMI and RFI testing to ensure product acceptance in initial target markets. We also initiated software validations and hazard risk analysis.

In addition to the product validations, LifePoint has completed the quality systems and manufacturing protocols to ensure the Company can meet the quality system requirements for FDA QSR and ISO 9000 plant certifications.

Field evaluations continue with the LifePoint IMPACT Test System results being compared to saliva, urine, breath and blood sample confirmed by the gold standard gas chromatograph /mass spectrophotometry. The extensive data collected to date enabled the validation by the independent consultant that the LifePoint® IMPACTTM Test System functions as expected. This data will be outlined in a 510(k) application to be submitted by LifePoint to the Food and Drug Administration, and confirms the unique ability to provide lab-quality results, immediately and non-invasively on-site. We expect to initiate our first FDA submission within 30 days.

Manufacturing

Expanding our manufacturing capabilities and production capacity will continue to be an important focus for LifePoint during the coming year. While we continue to be excited at the cost savings obtained to date, we still require continuous cost improvements with a major focus on increasing production capacity to meet demand.

The instrument design has been finalized, and routine production is well underway, although we continue to make design modifications to enhance manufacturability and reduce costs. The standard shipping and drop tests have been successfully completed.

In order to meet the increased demand for instruments and to initiate marketing efforts in our target markets, we recently expanded production to include a second shift. We expect to transfer manufacturing of the instrument to our selected OEM manufacturer within four to six months of product launch. If the demand continues, we should be able to significantly increase production of the instrument at LifePoint after the OEM manufacturer also initiates manufacturing.

Routine cassette production is now well established with proven manufacturing capability and reliability of the drug chemistries. We have also completed many cost reduction design changes, and will continue to aggressively pursue additional areas of cost reductions, including negotiations for materials from selected vendors, multi-cavity mold production and implementation of selected automation to reduce labor costs during the next few months. The use of multi-cavity production molds in combination with automation helps us achieve our goal of 70 - 80% gross profit margins for the disposable STMs.

Marketing & Sales

In addition to manufacturing, sales and marketing is the other major focus of LifePoint. Our long anticipated product launch was held in New York City on February 26, 2002. This event was a great success. The attendees included reporters from national science magazines and newspapers, potential large customers and representatives of regulatory agencies such as the National Highway Traffic Safety Administration. In addition to the on-site attendance, the product launch program was also available for satellite news feeds. The news segment on IMPACT was televised by 75 stations in more than 63 markets with an estimated 9 million viewers.

We established a relationship with Quest Diagnostics, a leader in employee testing in the United States, to perform confirmation testing on saliva samples. Quest Diagnostics has developed new protocols and procedures to provide the higher sensitivity confirmation testing that is needed to be able to detect drugs at the low levels found in saliva. The testing will be conducted on a saliva sample collected in the LifePoint Saliva Collection Device. This capability provides LifePoint's customers with the ability to meet the requirements for testing federally regulated safety-sensitive employees.

We continue to be very involved with participation in national exhibitions. In law enforcement, we attended the National Association of Drug Court Professionals in January and the American Academy of Forensic Science in February. In April, we sponsored the Major City Chiefs Drug Commanders Conference, which was also broadcasted by the national news media

In the industrial market, we presented a technical paper at the Substance Abuse Professional Administrators Associations (SAPAA) conference in Memphis and exhibited at the American Occupational Health Conference in Chicago.

We have completed our new product brochure for the IMPACT Test System, and have developed an advertising plan consistent with our sales focus and tactics. Advertisements have been placed in the Compliance Magazine and Occupational Health and Safety Magazine for their show issues.

All internal and external marketing and sales documents have been finalized or updated, including package inserts and instrument operator manuals, and sole source bid specifications. Ancillary support materials, such as GCMS laboratory protocols for saliva specimens, have been completed and are available.

LifePoint received an award from Occupational Health and Safety as the most interesting product in the drug/alcohol testing area, as determined by the number of inquiries by the readers. We continue to get many leads from their new product listing.

We have completed our database for several large mailings, with the criminal justice market being the first target group. The leads generated from these mailings will augment the leads we have already received from the tradeshows and media placements to date.

We have appointed two international distributors, and have identified an additional eight, in addition to Lion in the UK, to focus on the initial priority international markets. MedVet Science Pty., Ltd, with headquarters in Thebarton, South Australia, has a very strong established presence in Australia for the medical and industrial markets. Medical Europe Diagnostic of Madrid, Spain, a newly established business by Medical Greystoke and INSTAD (Instituto de Tratamiento y Analisis de las Dependencias), also of Madrid, Spain, will focus solely on the distribution of the IMPACT Test System to all market segments. Although the CMI/Lion strategic partnering discussions had originally contemplated an exclusive worldwide law enforcement marketing agreement, Lion and LifePoint have agreed, in certain geographical areas, to identify alternative distributors. Additionally, in order to minimize product transportation costs, LifePoint will be working directly with all distributors, even the Lion agents.

Currently, our sales plan, and therefore energies, are focused on leveraging our initial sales efforts by using the existing sales and marketing groups of our partners and international distributors - we expect to be able to ramp up our sales more quickly that way. We are focused on fine-tuning our initial worldwide marketing and sales launch plans, and training for sales, customer and technical support groups with our law enforcement partner, CMI, Lion and our other international distributors. We want to ensure the quality customer service that LifePoint desires for its customers on a worldwide basis. Our first shipments of product to CMI, Lion and to our other international distributors for sales demos, inside support and inventory builds will continue into the second quarter. Some sales have already been made to end users in the United States.

Finance Activities

LifePoint completed a private placement that delivered over $13.7 million in gross proceeds in the summer of 2001. The $5.6 million held in escrow were released in March with the completion of two milestones: 1) validation by an independent consultant that the LifePoint® IMPACTTM Test System functions as expected to be outlined in a 510(k) application to be submitted by LifePoint to the Food and Drug Administration, and 2) LifePoint has received over $250,000 in sales orders.

Additionally, LifePoint completed a $10.2 million equity financing in April. Two large national mutual fund groups, SAFECO Asset Management Company and the AIM Family of Funds, purchased 90% of the placement bringing the institutional ownership of LifePoint to about 40%. When SAFECO offered to invest in LifePoint, we felt that this infusion of capital from such a quality investor was an opportunity not to be missed. These funds will provide LifePoint with the capital resources to accelerate production, if needed.

LifePoint is in excellent financial position with a strong balance sheet. We have no debt, other than a standard equipment capital lease line, and the needed capital on hand for current and future needs. We continue to expect to achieve profitability five quarters post product launch.

Investment Community Activities

LifePoint continues to present our progress at high visibility investment forums: Banc of America, the AMEX On-Line Conference, the New York Analyst Conference, the NYSSA Medical Devices Conference, and the Red Chip Conference. LifePoint's increased visibility in front of potential large institutional stockholders as a new revenue producing company, should, over time, benefit the price of our stock.

The appearances at these conferences is starting to have some impact - research analysts at Gruntal, Jessup & Lamont, and Westfield, Bakering, & Brozak LLC have recently initiated coverage of LifePoint. Copies of their independent analyses of LifePoint, as well as all other current analyst reports when issued, are or will be available from LifePoint on request as a service to our friends like you.

The management team remains confident that the Company's activities will culminate in long-term added value for the stockholders. Management continues to successfully execute our product launch plans. We remain secure about the prospects, progress and future of LifePoint.

Please visit our website at www.LifePointInc.com to review the latest information and view our product demonstration. We look forward to an exciting fiscal 2003!

We thank you for your continuing support and confidence in LifePoint.

Sincerely,

Linda H. Masterson

Chairman of the Board, President and CEO